Exhibit 10.3

FORM OF EXECUTION COPY

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the 9th day of December, 2003 between Global Crossing Limited, a Bermuda corporation (formerly known as GC Acquisition Ltd.) (the “Company”), and John J. Legere (“Executive”).

Upon the later of (a) the effective date of the chapter 11 plan of Global Crossing Ltd., a Bermuda corporation (“GX”), and (b) the Closing Date, as such term is defined in the Purchase Agreement dated as of August 9, 2002 (the “Purchase Agreement”) among Global Crossing Ltd., Global Crossing Holdings Ltd., the Joint Provisional Liquidators, Singapore Technologies Telemedia Pte Ltd and Hutchison Telecommunications Limited (the “Effective Date”), this Agreement shall supersede, effective as of the Effective Date, the prior employment agreement between GX and Executive, made as of June 3, 2002 (the “Original Agreement”), except to the extent otherwise specifically provided herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, and Executive hereby agree as follows:

1. Employment.

Subject to the terms and conditions hereinafter contained, the Company hereby agrees to employ Executive and Executive accepts the employment by the Company.

(a) During the Term (as defined below), Executive shall hold the title of Chief Executive Officer (“CEO”) of the Company, shall be the most senior executive officer of the Company, and shall have those powers and duties normally associated with the position of CEO and such other powers and duties consistent with such position as may be prescribed by the Board of Directors of the Company (the “Board”); provided, however, that in no event shall Executive’s powers and duties hereunder be materially less than those duties Executive held with GX immediately prior to the Effective Date other than as a result of the consummation of the GX plan of reorganization. During the Term, Executive shall (i) be invited to attend and have the right, at his election and at Company expense, to attend and participate in all regular and telephonic meetings of the Board of Directors of the Company (the “Board”), and committees thereof; (ii) shall receive copies of all resolutions to be acted upon by written consent, at the same time as they are provided to Board members, and (iii) in either case shall receive all materials distributed to Board members at the same time as they are provided to such members; provided that Executive shall not be a director of the Company and shall not have the right to vote on any matter to be acted upon by the Board or a Board Committee. Notwithstanding the foregoing, in no event shall Executive have the right to attend the portion of any meeting called by (A) the Board to determine whether or not to terminate Executive’s employment in accordance with Section 6 of the Agreement (i.e., a termination for “Cause”), or (B) any committee of the Board to act on a matter that is required under U.S. securities or tax laws to be acted upon solely by independent directors. In addition, Executive shall not have the right to attend the portion of any meeting called by the Board or any committee thereof, or to receive any resolutions or other materials provided to the members of the Board or any committee thereof related to such portions of such meetings, that counsel to the Board or any committee thereof (whichever is applicable) reasonably determines relates to a matter, either initiated by Executive or in which Executive is otherwise involved, in which Executive’s interests are adverse to the interests of the Company or the Board. During the Term, Executive shall report directly to the Board in carrying out his responsibilities under this Agreement. Executive’s principal business location shall be at the Company’s principal executive offices to be established at a mutually agreed-upon location in New York/New Jersey as to which Executive’s consent shall not be unreasonably withheld.

(b) During the Term, all executive officers of the Company shall report to Executive.

(c) Executive shall faithfully serve the Company to the utmost of his ability and shall use his best efforts to promote the interests of the Company and shall devote all of his time and attention during the normal working hours of the Company to the said duties. The foregoing shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or, subject to Board approval, from serving on the boards of directors of other entities, as long as none of such activities, investments and service materially interfere or conflict with Executive’s responsibilities to the Company or compete, directly or indirectly, with the Company or its affiliates.

2. Term. Subject to the provisions of Section 3(e) and Section 6 below, the term of this Agreement (the “Term”) shall commence on the Effective Date and continue for a period ending on the fourth anniversary of the Effective Date.

3. Compensation.

(a) Base Salary. The Company agrees to pay and Executive agrees to accept as compensation for the services rendered by Executive during his employment hereunder an annualized base salary of $1,100,000 (“Base Salary”), to be paid in accordance with the Company’s regular payroll practices, but in no event less frequently than semi-monthly.

(b) Performance Bonus. On the Effective Date, the Company shall pay Executive, by wire transfer in readily available US federal funds to an account designated by Executive, an amount equal to $2.7 million.

(c) Annual Bonus. Executive shall also be eligible to receive an annual bonus (“Annual Bonus”) in accordance with the Company’s annual incentive plan beginning with the bonus payable in respect of the fiscal year of the Company commencing January 1, 2003. The amount of the Annual Bonus shall be determined based upon the achievement of established performance goals which, to the extent related to corporate goals, shall be the same for Executive as other members of the Company’s senior executive team. All performance goals shall be determined by the Compensation

Committee of the Board (the “Compensation Committee”). Executive shall have a target annual bonus opportunity equal to 100% of his Base Salary such that, upon achievement of performance goals at target level, Executive shall receive an Annual Bonus equal to 100% of Base Salary, with scaling of Annual Bonus in accordance with plan parameters based on performance above or below target performance.

(d) Company Stock Options. As soon as practicable following adoption and approval of a stock incentive or other similar equity plan by the Company, Executive shall receive an initial grant of the Company of stock options to purchase not less than 0.69 percent of the number of fully diluted shares that will be issued and outstanding after exercise of all options, warrants, or convertible securities issued or contemplated to be issued in connection with the granting of options to employees under any stock incentive or other similar equity plan of the Company, or with the issuance of securities to the Investors (as defined in the Purchase Agreement) in connection with the Closing (as defined in the Purchase Agreement), to creditors in connection with the consummation of the Plan of Reorganization of Global Crossing Ltd., or to any other Investors in the Company. Such stock options shall contain terms and conditions not less favorable than the terms and conditions set forth on Exhibit A. For the avoidance of doubt, for the purpose of this Section 1(d), the number of fully diluted shares shall not exceed 43,478,261. Following the initial grant, Executive shall be eligible to receive grants of Company stock options on a basis not less favorable than the grants made for other senior executives of the Company; provided, however, that any stock option agreement evidencing such grants shall contain terms and conditions not less favorable than the terms and conditions set forth on Exhibit A.

(e) Management Protection Plan. Executive shall participate in the Company’s Key Management Protection Plan (the “Protection Plan”) in accordance with the terms and conditions of the Plan, subject to Section 6(g) below.

(f) Withholding. All payments required under this Agreement shall be made net of withholding for taxes and other amounts required by applicable laws, which shall be paid by the withholding agent to the applicable tax authorities within the time prescribed by law.

4. Perquisites and Benefits.

(a) General. Executive shall be eligible to participate in all pension and welfare benefits provided by the Company to its employees and shall be entitled to such benefits and shall be covered under the Company’s perquisite programs on a basis no less favorable than those provided to the most senior executive officers of the Company.

(b) Vacation. Executive shall be entitled to four weeks of paid vacation per year. Executive may not carryover more than four weeks paid vacation from year to year. On termination of Executive’s employment for whatever reason, Executive shall be entitled to be paid for all accrued but unused vacation through the date of termination.

(c) Relocation. In the event of Executive’s relocation to the New York metropolitan area, Executive shall receive relocation benefits no less favorable than those provided in the Company’s relocation policy, a copy of which is annexed hereto as Exhibit B and incorporated by reference. Notwithstanding the foregoing, temporary living expenses shall be provided on a monthly basis at the same level as was in effect on January 15, 2003 (which is, for the avoidance of doubt, $13,000.00 per month), for 12 months from the Effective Date, and a tax gross up shall also be provided with respect thereto on a timely basis to permit payment of all applicable taxes with respect to the temporary living expenses and the gross up.

5. Expense Reimbursements.

Executive shall be reimbursed for reasonable business expenses incurred by Executive on behalf of the Company, including, but not limited to, travel and entertainment expenses, in accordance with Company policies. Business travel shall be by first class air.

6. Termination/Resignation.

Subject to the provisions below, Executive may be terminated by the Company at any time during the Term, with or without cause. Executive may resign at any time for any reason.

(a) Death or Disability. In the event Executive’s employment is terminated by the Company during the Term due to death of Executive or due to a disability which renders Executive unable to fulfill his duties on a full-time basis more than 180 days in any 365-day period (a “Disability”), then Executive or his estate shall receive at termination, a lump sum payment covering (i) Base Salary, prorated through the date of termination, (ii) any unpaid Annual Bonus relating to the year immediately prior to the year in which the Termination Date occurs (irrespective of any requirement that Executive be employed on the date of payment), and a pro rata Annual Bonus (calculated by assuming that target level performance was attained) for the year of such termination, (iii) accrued but unused vacation, and (iv) reimbursement for unreimbursed business expenses incurred pursuant to Section 5 hereof (collectively, “Accrued Obligations”). In addition, all unvested options to acquire shares of the Company held by Executive on the date of such termination shall become immediately vested, and Executive or his successors, or Executive’s estate, as applicable, shall have the right to exercise such options for 12 months from Executive’s date of termination, or if shorter, for the balance of the unexpired term (“Full Option Vesting and Extended Exercise Rights”).

(b) Termination For Cause. (i) Actions or omissions during the Term that will entitle the Company to terminate Executive for cause (“Termination for Cause”) shall be:

(1) conviction of a crime of moral turpitude, which causes serious economic injury to the Company, or conviction of a felony; or

(2) material breach of the Proprietary Information Agreement as described in Section 7 hereof; or

(3) fraud, embezzlement, or gross negligence which has caused serious and demonstrable injury to the Company or its affiliates; or

(4) egregious performance or egregious failure to perform Executive’s duties as CEO of the Company;

provided, however, that a failure to achieve performance objectives shall not constitute the sole grounds for, or be treated as the sole basis for, a Termination for Cause under this Agreement.

(ii) A Termination for Cause shall not take effect unless the Company shall have given or delivered to Executive (A) reasonable notice (the “Preliminary Notice”) setting forth, in reasonable detail the facts and circumstances claimed to provide a basis for a Termination for Cause, (B) an opportunity for Executive to cure any action or omission alleged as the basis for such termination under subsections (b)(i)(2) or (b)(i)(4) of this Section 6, if curable, (C) a reasonable opportunity for Executive, together with his counsel, to be heard before the Board, and (D) following such hearing, a “Notice of Termination for Cause,” which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board finding that, in the informed, reasonable, good faith judgment of the Board, Executive was guilty of conduct specified in the Preliminary Notice (the date of receipt by Executive of such Notice of Termination for Cause, the “Termination Date”). Upon receipt of the Preliminary Notice, Executive shall have thirty (30) days in which to appear before the Board with counsel, or take such other action as he may deem appropriate, and such thirty (30) day period is hereby agreed to as a reasonable opportunity for Executive to be heard.

(iii) Upon Termination for Cause, Executive shall be entitled to a lump sum payment covering the Accrued Obligations (except that there shall be no pro rata payment of Annual Bonus for the year of termination) and, except as provided under the terms of the Company compensation and benefit plans, including without limitation, any stock incentive plans and applicable award agreements, and under Section 9(i) and 9(j) hereof, shall not be entitled to receive any further compensation or payments hereunder.

(c) Termination Other Than For Cause. Executive may be terminated by the Company during the Term at any time and for any (or no) reason, upon the giving of notice by the Company to Executive of termination. Unless such termination satisfies all the conditions for a Termination for Cause or a termination on account of Executive’s Disability, such termination shall be treated as a Termination other than for Cause. In the event of a Termination other than for Cause, the Company may, in the notice of termination, discharge Executive immediately or as of such future date, not to exceed one month, as the Company may determine to be appropriate. In the event that Executive is given notice of termination pursuant to this subsection:

(i) on or prior to the second anniversary of the Effective Date, Executive shall receive at termination (I) a lump sum payment covering the Accrued Obligations; (II) a lump sum cash severance payment equal to the amount provided in Section 4(a) and Schedule 2 of the Protection Plan, and benefits continuation as provided in the Section 4(c) and Schedule 2 of the Protection Plan, each as in effect prior to the second anniversary of the Effective Date (without regard to whether the Protection Plan shall have been, or is, terminated prior to the completion of such payments, it being understood that the benefits provided for under this Agreement shall not also be provided under the Protection Plan, so that there shall be no duplication of payments or benefits); and (III) Full Option Vesting and Extended Exercise Rights;

(ii) following the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, Executive shall receive at termination (I) a lump sum payment covering the Accrued Obligations; (II) a lump-sum payment equal to two (2) times the sum of Base Salary plus Annual Bonus (calculated by assuming that target level performance was attained); (III) for a period of two (2) years following the date of such termination (or until such earlier date as equivalent benefits are provided from other employment), continuation of benefits provided in accordance with Section 4 hereof; and (IV) Full Option Vesting and Extended Exercise Rights; and

(iii) following the third anniversary of the Effective Date, Executive shall receive at termination (I) a lump sum payment covering the Accrued Obligations; (II) a lump-sum payment equal to one (1) times the sum of Base Salary plus Annual Bonus (calculated by assuming that target level performance was attained); (III) for a period of one (1) year following the date of such termination (or until such earlier date as equivalent benefits are provided from other employment), continuation of benefits provided in accordance with Section 4 hereof; and (IV) Full Option Vesting and Extended Exercise Rights.

(d) Resignation for Good Reason. The occurrence of any of the following events during the Term without his express written consent shall entitle Executive to resign for Good Reason (“Good Reason Event”) during the Term: (i) any material diminution in the nature or scope of Executive’s authority, powers, functions, duties, positions or responsibilities from those provided under this Agreement, or the assignment of duties, responsibilities or reporting relationships that are inconsistent with and adverse to his then positions or responsibilities under this Agreement; (ii) any material uncured breach by the Company of this Agreement (including any failure to provide compensation when and as required hereunder, unless cured within 10 business days of such failure); or (iii) failure of any successor of the Company to assume in writing all obligations imposed on the applicable assignor hereunder on or prior to the date of such succession, unless such assumption occurs by operation of law. For 60 days following the occurrence of a Good Reason Event, Executive shall have the right to deliver a notice of breach to the Company detailing the specific Good Reason Event that has occurred. In the event that the Company does not cure the breach, if susceptible of cure, within 60 days after receipt of notice, then Executive shall have 30 days to deliver notice of resignation. Upon such resignation, Executive shall receive the same payments and benefits as provided in Section 6(c) hereof.

(e) Resignation from Board. Upon termination of Executive’s employment with the Company for any reason, Executive shall resign as of the date of such termination from the Board and any affiliate board of directors.

(f) Payments in Cash. Unless otherwise specifically indicated, all payments under Section 6 shall be made by wire transfer of immediately available U.S. federal funds on the date indicated in accordance with account instructions furnished by Executive or his tax accountant.

(g) Management Protection Plan. Notwithstanding any provision of the Protection Plan to the contrary, for purposes of Section 4(g) of the Protection Plan, in no event shall any amounts received by Executive as a result of (i) Full Option Vesting and Extended Exercise Rights, (ii) the exercise of any stock options, or (iii) payment by the Company of the Gross-Up Payment (as described in Section 8 below), constitute “cash severance” under such section of the Plan.

7. Confidentiality and Proprietary Information.

Executive shall comply in all respects with the terms and conditions of the Proprietary Information Agreement annexed hereto as Exhibit C hereto and incorporated by reference.

8. Gross-Up Payments.

(a) In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, together with any amounts or benefits otherwise paid or distributed to Executive by the Company (or, in either case, to be paid or distributed), including without limitation, amounts paid or payable under the Protection Plan, but excluding amounts payable pursuant to this Section 8 (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed, or any interest or penalties are or will be incurred by Executive with respect to such excise tax, other than as a result of the consummation of Plan of Reorganization of Global Crossing, Ltd., or the transactions contemplated by the Purchase Agreement dated as of August 9, 2002 among Global Crossing Ltd., Global Crossing Holdings Ltd., the Joint Provisional Liquidators, Singapore Technologies Telemedia Pte. Ltd and Hutchison Telecommunications Limited, the Company shall pay to Executive, at the time specified in subsection (e) below, an additional cash amount (the “Gross-Up Payment”) such that the net amount retained by Executive with respect to such Covered Payments, after deduction of the Excise Tax on the Covered Payments and any related interest, or penalties, and any Federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payment provided for by this Section 8, shall be equal to the amount of the Covered Payments.

(b) All determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, shall be made by a nationally recognized certified public accounting firm selected by the Company (other than the Company’s independent auditors, or any firm that has received fees from the Company or any of its affiliates within the two (2) year period prior to such selection) with the consent of Executive (the “Accounting Firm”), such consent not to be unreasonably withheld, which shall provide detailed supporting calculations both to the Company and Executive within 20 days after the receipt of notice from Executive that there has been a Covered Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay:

(i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and

(ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(d) In the event that the Excise Tax is later determined by the Accounting Firm or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) within not more than twenty (20) days of such determination. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment made, Executive shall repay to the Company, within not more than twenty (20) days of such determination, the portion of such prior Gross-Up Payment that would not have been paid if such reduced Excise Tax had been applied in initially calculating such Gross-Up Payment. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required unless and until actual refund of such portion has been made to Executive by the Internal Revenue Service or state or local tax authority, and interest payable to the Company shall not exceed interest received to Executive by such tax authority for the period it held such portion. Executive and the

Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

(e) The Gross-Up Payment (or portion thereof) provided for in Section (a) above shall be paid as soon as practicable following Executive’s receipt of any Covered Payments, but in no event later than thirty (30) days following the date the Company and Executive receive detailed supporting calculations from the Accounting Firm, in accordance with subsection (b) above.

9. Miscellaneous.

(a) Notices. Any notice or other communications provided for in this Agreement shall be in writing and deemed received upon receipt after delivery by certified mail, return receipt requested, or by hand as follows: (i) in the case of the Company, to the Board of Directors of the Company, at the Company’s offices at 200 Park Avenue, Florham Park, NJ 07932, or at such other address as shall be communicated in the manner provided herein and (ii) in the case of Executive, to Executive at the Company’s offices at 200 Park Avenue, Florham Park, NJ 07932 Attention: John J. Legere, with a simultaneous copy to Stephen Lindo, Esq. at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019-6099, or to such other addresses as shall be communicated in the manner provided herein. An email copy shall also be provided (i) to Executive at his regular corporate email address, and (ii) Stephen T. Lindo at slindo@willkie.com.

(b) Modification/Waiver. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the parties hereto. Any waiver or any breach of any provision hereof, or of any right or power by any party on one or more occasions shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

(c) Severability. Each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

(d) Binding Effect: Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors, assigns and legal representatives and Executive, his heirs and legal representatives. Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer or other disposition without such consent shall be null and void. The Company shall be entitled to assign its obligations under this Agreement, without the prior written consent of Executive, (i) in connection with an arm’s-length merger or consolidation of such party with another unaffiliated corporation or (ii) in connection with an arm’s-length sale of all or substantially all of its assets or business operations to another person or entity, provided that such assignee expressly assumes all of the rights and obligations of such party hereunder. After any such assignment, this Agreement shall continue in full force and effect.

(e) Survival of Provisions of the Original Agreement. Executive’s rights under Section 7(h), 7(i) and the Release executed by GX pursuant to the Original Agreement on June 3, 2002, shall survive the execution of this Agreement and shall remain in full force and effect.

(f) Entire Agreement. This Agreement and the other agreements referenced herein set forth the entire agreement between the Company and Executive with respect to the subject matter hereof. Except as expressly set forth herein, this Agreement supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Original Agreement.

(g) Controlling Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflict of laws.

(h) Authority and Ratification. The Company represents that it has obtained all approvals, including Board and Compensation Committee approvals, required to enter into and perform its obligations under this Agreement, that no other agreements would prevent or conflict with the Company entering into this Agreement.

(i) Disputes.

(i) If a dispute or controversy arises out of or in connection with Executive’s compensation or severance, whether pursuant to this Agreement, the Protection Plan, the provisions of the Original Agreement and the Release referenced in Section 9(e) hereof, or any other agreement to which Executive and the Company are parties (each a “Compensation Agreement”), the parties shall first attempt in good faith to settle the dispute or controversy through negotiations. Thereafter, any remaining unresolved dispute or controversy arising out of or in connection with a Compensation Agreement, upon a written notice from Executive to the Company, either before suit thereupon is filed or within 20 business days thereafter, be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association designated by Executive for such arbitration proceeding, such city to be (A) New York, New York, (B) any city, county or parish in the continental United States in which Executive’s principal residence is located at the time such arbitration proceeding is commenced, (C) any city, county or parish in the continental United States which is the location of the Company’s principal U.S. business operations or its U.S. headquarters or (D) any other location as to which the parties mutually agree. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Executive shall, however, be entitled to seek specific performance of the Company’s obligations hereunder during the pendency of any dispute or controversy arising under or in connection with a Compensation Agreement.

(ii) Any legal action concerning a Compensation Agreement, other than a mediation or an arbitration described subsection (i) of this Section 9(i), whether instituted by the Company or Executive, shall be brought and resolved only in a state court of competent jurisdiction located in the territory that encompasses the city, county, or parish in which Executive’s principal residence is located at the time such action is commenced. The Company hereby irrevocably consents and submits to and shall take any action necessary to subject itself to the personal jurisdiction of that court and hereby irrevocably agrees that all claims in respect of the action shall be instituted, heard, and determined in that court. The Company agrees that such court is a convenient forum, and hereby irrevocably agrees that all claims in respect of the action shall be instituted, heard, and determined in that court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iii) Each party shall pay the cost of his or its own legal fees and expenses incurred in connection with any dispute (including an arbitration or court proceeding) relating to the interpretation or enforcement of any provision of a Compensation Agreement; provided, however, that if Executive prevails on any material issue submitted in such dispute, the Company shall pay or reimburse the Executive for all reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Executive in connection therewith. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of a proceeding under this Section 9(i), calculated at the rate provided in Section 1274(b)(2) (B) of the Code.

(j) Indemnification. The Company shall indemnify Executive to the fullest extent permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the terms of any indemnification agreement between the Company and Executive, whichever affords the greatest protection to Executive, and Executive shall be a named insured under and shall be entitled to the protection of all insurance policies the Company may maintain generally for the benefit of its senior executive officers and directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer), against all costs, charges, expenses or liabilities whatsoever incurred or sustained by Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges, expenses or liabilities are incurred or sustained, in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as a director, officer or employee of an affiliate of the Company. Executive’s rights under this Section 9(j) shall continue without time limit for so long as he may be subject to any such liability, whether or not the Term may have ended. In addition, to the extent commercially reasonable, the Company shall maintain, at all times during the Term, directors’ and officers’ liability insurance coverage under which Executive is a covered insured, with liability limits, deductibles, exclusions and tail coverage, not less protective than under the coverage in effect by GX immediately prior to the Effective Date, or any more favorable coverage maintained by the Company thereafter. Notwithstanding the foregoing, the Company agrees that at all times it shall endeavor to maintain directors’ and officers’ liability insurance coverage of not less than $30 million, covering indemnifiable claims that would otherwise have been covered under the coverage maintained by GX immediately prior to the Effective Date.

(k) Legal Fees. The Company shall reimburse Executive for reasonable legal fees and costs incurred in the negotiation and preparation of this Agreement, up to a maximum of $25,000.

(l) Counterparts. This Agreement may be executed in counterparts. Execution by facsimile shall be binding on the parties.

(m) Mitigation and Offset. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.

(n) Survival. All obligations of the Company to make payments under any Compensation Agreement shall survive any termination of Executive’s employment or this Agreement until such obligations have been discharged in full.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

Global Crossing Limited

By:	/s/ John B. McShane
Name: John McShane
Title: Attorney-in-Fact

AGREED AND ACCEPTED:

/s/ John J. Legere
John J. Legere

Exhibit A

Terms of Stock Options

Option Term: Ten (10) years.

Vesting Schedule: One-third (1/3) of the total covered shares shall vest and become exercisable on each of the first, second and third anniversaries of the date of grant.

Termination of Employment: Vesting and exercise rights following any termination of employment shall be as set forth in Section 6 of the Employment Agreement to which this Exhibit is attached. The applicable stock option agreement may either (i) incorporate by reference the provisions of Section 6 of the Employment Agreement, or (ii) contain provisions that correspond to the rights granted pursuant to Section 6 of the Employment Agreement.

Registration Statements. As soon as practicable after the date of grant (but in no event later than the applicable vesting or exercise dates with respect to the options), the Company shall file and keep effective a registration statement on Form S-8 (or other applicable registration statement) with respect to the stock options, except to the extent covered by a comparable registration statement under the Company’s stock incentive plans.